FIELDPOINT PETROLEUM UPDATES HEDGING PROGRAM

AUSTIN, TX – (PRNEWSWIRE) – April 23, 2012 - FieldPoint Petroleum Corporation (AMEX:FPP) today announced the details of a hedging agreement that it has in place for the second half of 2012.

Ray Reaves, President and CEO for FieldPoint, said, “As we have previously stated, the Company is protecting itself during this period of fluctuating energy pricing by the use of costless collar hedging.  The hedging agreement currently in place has a floor of $95 and a ceiling of $106.50.  We have been able to secure a costless collar that will be effective from July 1 through December 31 of this year, having a floor of $95 and a ceiling of $110.30.  As with our current agreement, we are hedging 200 barrels per day, believing that this gives us sufficient protection against dramatic price reductions while still allowing a windfall should prices increase significantly.”

Mr. Reaves concluded with, “Hedging provides insurance against lost revenue, and the costless collar provides a unique form of insurance that doesn’t require an up-front premium payment.  We collect if oil prices fall below the floor, but we only pay if they go above the ceiling.  I believe that the program we have selected best fits our needs at this time.”

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512) 250-8692 or fppc@ix.netcom.com